Exhibit 10.1

EXECUTION VERSION

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”), dated August 29, 2017 (the “Effective Date”), is entered into by and between The Howard Hughes Corporation, a Delaware corporation (the “Company”), and David R. Weinreb (the “Executive”).

RECITALS

WHEREAS, the Company desires to employ the Executive upon and subject to the terms, conditions, rights and obligations set forth in this Agreement;

WHEREAS, the Executive desires to accept such employment upon and subject to the terms, conditions, rights and obligations set forth in this Agreement; and

WHEREAS, the parties desire to enter into and be bound by this Agreement.

NOW THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

1.                                      Employment Period.  The Company hereby agrees to employ the Executive, and the Executive hereby agrees to work in the employ of the Company, subject to the terms and conditions, rights and obligations of this Agreement, for the period commencing on the Effective Date and ending, unless terminated earlier pursuant to Section 3 hereof, on the tenth (10th) anniversary of the Effective Date (the “Employment Period”).  Thereafter, the Employment Period shall renew automatically for additional periods of one (1) year, unless either party provides the other party with written notice of non-renewal at least sixty (60) days prior to the date of automatic renewal.

2.                                      Terms of Employment.

(a)                                 Position and Duties.

(i)                                     During the Employment Period, the Executive shall serve as Chief Executive Officer (“CEO”) of the Company, with such authority, duties and responsibilities as are normally attendant to such position and such other duties commensurate with the position of CEO of the Company that may be reasonably assigned by the Company’s Board of Directors (the “Board”).  The Executive shall report solely and directly to the Board.  In addition, the Company shall nominate the Executive for election to the Board each year during the Employment Period.

(ii)                                  During the Employment Period, and excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive agrees to devote all of his business attention and time to the business and affairs of the Company, and to use his reasonable best efforts to perform such responsibilities.  During the Employment Period, it shall not be a violation of this Agreement for the Executive to (A) consistent with Company governance policies, serve on corporate boards or committees of businesses that are not competitors of the Company, with prior written approval of the Board or an authorized committee thereof, (B) serve on civic or charitable boards or committees, (C) manage personal and family investments, and (D) engage in lectures or teaching, so long as any such activities referenced in Sections 3(a)(ii)(A)-(D) do not, individually or in the aggregate, interfere with the discharge of the Executive’s responsibilities pursuant to this Agreement; provided, however, for the avoidance of doubt, during the Employment Period, the Executive shall not hold any other management positions at other companies or any other entities.  Notwithstanding the foregoing, so long as such activities do not interfere with the Executive’s duties and responsibilities to the Company, the Executive shall be able to manage and oversee Executive’s existing assets and the existing assets and business of TPMC Realty Corporation and its Affiliates (as defined below) (“TPMC”), but shall not make any new investments on or after the Effective Date unless (1) such investments are passive investments that are not competitive with the Company and the Executive provides notice to the Company of such investments within ten (10) days following any such investment; or (2) the Executive obtains the prior written consent of the Company, which consent shall not be unreasonably withheld.  For purposes of this Agreement, the term “Affiliate” has the meaning given to such term under the Securities Act of 1933.

(iii)                               Place of Performance.  The principal place of employment of the Executive will be in the Dallas, Texas metropolitan area (the “Principal Location”).  The Executive understands that he shall regularly be required to travel in connection with the performance of his duties hereunder.

(b)                                 Compensation.

(i)                                     Annual Base Salary.  During the Employment Period, unless increased by the Board in its sole discretion, the Executive shall receive an annual base salary of ONE MILLION AND 00/100 DOLLARS ($1,000,000.00) (the “Annual Base Salary”), payable in equal installments in accordance with the Company’s normal payroll practice for its senior executives, subject to the Executive’s continued employment with the Company.

(ii)                                  Annual Bonus.  Commencing in 2017, and continuing during each subsequent calendar year of the Employment Period, the Executive shall be eligible for an annual cash bonus (the “Annual Bonus”) in the targeted amount of FIVE MILLION AND 00/100 DOLLARS ($5,000,000.00) (the “Target Bonus Amount”), which shall be awarded each year during the Employment Period by the Compensation Committee of the Board (the “Compensation Committee”) based upon its evaluation of such performance measures and objectives as may be established by the Compensation Committee from time to time following good faith consultation with the Executive (the “Annual Bonus Performance Metrics”).  The amount of the Annual Bonus that shall be paid to Executive each year shall be determined by the Compensation Committee based on the achievement of the Annual Bonus Performance Metrics; provided, however, that, if the Internal Revenue Code of 1986, as amended (the “Code”), Section 162(m) goal described in the next sentence has been achieved for any given year, then the Annual Bonus for such year shall be equal to at least sixty-five percent (65%) of the Target Bonus Amount, but not more than one hundred twenty percent (120%) of the Target Bonus Amount.  The determination as to whether the performance goals have been achieved shall be made in the reasonable discretion of the Compensation Committee and, to the extent Section 162(m) of the Code is applicable, shall be (1) consistent with and subject to the requirements set forth in Section 162(m) of the Code and (2) the amount to be paid with respect to the Annual Bonus shall be determined in a manner consistent with the immediately preceding sentence.  The Annual Bonus for each year shall be paid to the Executive as soon as reasonably practicable following the end of such year and at the same time that other senior executives of the Company receive bonus payments, but in no event later than March 15 following the end of the fiscal year to which such Annual Bonus relates.

(iii)                               Annual Equity or Equity-Based Incentive Awards.  Commencing in 2017, and continuing during each subsequent calendar year of the Employment Period, the Executive shall be eligible to receive an annual equity award (the “Annual LTIP Award”), which shall be awarded each year during the Employment Period by the Compensation Committee based upon its evaluation of such performance measures and objectives as may be established by the Compensation Committee from time to time following good faith consultation with the Executive. The Annual LTIP Award shall be a long-term equity or equity-based incentive award with an aggregate grant value (based on the achievement of the applicable performance metrics that cause the award to vest at the level of 100%, and without taking into account the probability of the award vesting at that level on the date of grant) on the date of grant equal to THREE MILLION AND 00/100 DOLLARS ($3,000,000.00), with the number of shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”) subject to such Annual LTIP Award determined by dividing the aggregate grant value by the closing price per share of the Common Stock on a nationally recognized exchange or as otherwise provided for in the Incentive Plan on the date of grant, which shall be awarded each year upon the achievement of certain performance goals established by the Compensation Committee for such year. The determination as to whether the performance goals have been achieved shall be made in the sole discretion of the Compensation Committee and, to the extent Section 162(m) of the Code is applicable, shall be consistent with and subject to the requirements set forth in Section 162(m) of the Code. The Annual LTIP Award shall be granted to the Executive at the same time that other senior executives of the Company are granted their annual equity or equity-based incentive awards but in no event later than March 15 following the end of the fiscal year to which such Annual LTIP Award relates. All Annual LTIP Awards granted to the Executive shall provide for performance-based vesting and a maximum vesting percentage of 200% (assuming the grant is made based on the achievement of the applicable performance metrics at the 100% level), and shall be subject to the terms and conditions of the Incentive Plan and any applicable award agreements thereunder. For purposes of this Agreement, “Incentive Plan” shall mean The Howard Hughes Corporation Amended and Restated 2010 Incentive Plan, as in effect from time to time (and any successor plan thereto).

(iv)                              Initial Equity Incentive Award.  On the Effective Date, or as soon thereafter as is practical, the Company shall grant to the Executive an initial one-time award (the “Initial LTIP Award”) of 25,738 shares of Common Stock.  The Initial LTIP Award shall provide for performance-based vesting, and shall be subject to the terms and conditions of the Incentive Plan and The Howard Hughes Corporation Restricted Stock Agreement, substantially in the form attached hereto as Exhibit A.

(v)                                 Stock Ownership Requirement.  The Executive previously purchased a warrant (the “Existing Warrant”) to acquire 2,367,985 shares of Common Stock (the “Existing Warrant Shares”) for FIFTEEN MILLION AND 00/100 DOLLARS ($15,000,000.00).  On June 15, 2017 (the “Warrant Exercise Date”), the Executive fully exercised the Existing Warrant. Accordingly, subject to the terms of that certain new Warrant Purchase Agreement, dated June 16, 2017 (the “New Warrant Agreement”), the Executive shall be required to own at all times from and after the Warrant Exercise Date and until the fifth (5th) anniversary of the Effective Date 401,156 shares of Common Stock.

(vi)                              Future Warrant Agreement.  The Company shall include a proposal in its 2022 proxy materials (and use commercially reasonable efforts to obtain stockholder approval of such proposal) for Executive to purchase a fair market value warrant, which warrant shall be exercisable for a number of shares of Common Stock as the Executive may determine in his sole and absolute discretion; provided, however, that, in no event shall the number of shares of Common Stock subject to purchase under the warrant exceed 2,500,000 shares of Common Stock (such amount as may be adjusted for stock dividends, stock splits, reverse stock splits and other similar transactions) (the “Future Warrant Agreement”). The Future Warrant Agreement shall have substantially similar terms, and be subject to the same conditions, as the New Warrant Agreement and, if stockholder approval is obtained, Executive shall have the right, but not the obligation, to enter into the Future Warrant Agreement with the Company.

(vii)                           Relocation.  If the Board requests, and the Executive agrees, to relocate from the Principal Location during the Employment Period, then the Company shall provide the Executive with (A) home sale services (at market price and with no reimbursement for any loss on home price) and (B) reimbursement in accordance with Company policy for the Executive’s reasonable and properly documented moving expenses, which shall include the costs of moving the Executive, his family and possessions from the Principal Location to the location requested by the Board.

(viii)                        Indemnification.  Simultaneously herewith, or as promptly as practicable hereafter, the Company and the Executive will enter into an indemnification agreement on substantially the same terms as the indemnification agreements entered into by the Company and each of its directors prior to the Effective Date.

(c)                                  Benefits.  During the Employment Period, except as otherwise expressly provided herein, the Executive shall be entitled to participate in all employee welfare benefit plans, practices, policies and programs and fringe benefits to the extent applicable generally and on a basis no less favorable than that provided to other senior officers of the Company, including, without limitation, health, medical, dental, long-term disability and life insurance plans.  The Executive shall be entitled to paid annual vacation totaling four (4) weeks per calendar year in accordance with the Company’s vacation policy in effect from time to time.

(d)                                 Expenses.  The Company shall reimburse the Executive for all reasonable and necessary expenses actually incurred by the Executive in connection with the business affairs of the Company and the performance of the Executive’s duties hereunder, in accordance with Company policy as in effect from time to time.  In addition, promptly after the submission of invoices in reasonable detail, the Company shall pay all reasonable fees (billed at standard hourly rates) and expenses of Clouse Dunn LLP and Munsch Hardt Kopf & Harr PC, counsel to the Executive, in connection with the negotiation of this Agreement, the Warrant Agreement and any other agreement or instrument contemplated hereunder or thereunder.

(e)                                  Business Travel.  Notwithstanding the foregoing, to the extent that the Executive is required to travel during the Employment Period in connection with the Executive’s duties and responsibilities hereunder, the Company shall reimburse the Executive and/or permit the Executive to travel, in each case, in accordance with the manner of and travel practices utilized by the Executive during the two (2) years prior to the Effective Date.

3.                                      Termination of Employment.

(a)                                 Death or Permanent Disability.  The Executive’s employment shall terminate automatically upon the Executive’s death or if the Executive suffers a Permanent Disability.  For purposes of this Agreement, “Permanent Disability” means the inability of the Executive to perform the essential functions of his job with the Company by reason of a medically determinable physical or mental impairment that can be expected to last for sixty (60) or more consecutive days or more than ninety (90) days during any three hundred sixty-five (365) day period, as determined by a duly licensed physician.  If the Executive suffers a Permanent Disability during the Employment Period, the Company may give to the Executive written notice, in accordance with Section 12(b), of its intention to terminate the Executive’s employment.  In such event, the Executive’s employment with the Company shall terminate effective on the thirtieth (30th) day after the Executive’s receipt of such notice by the Company (the “Disability Effective Date”), provided that, within the thirty (30) days after such receipt, the Executive shall not have returned to full-time performance of the Executive’s duties.  The Executive shall fully cooperate in connection with the determination of whether a Permanent Disability exists.

(b)                                 Cause.  The Company may terminate the Executive’s employment during the Employment Period for Cause.  For purposes of this Agreement, “Cause” shall mean, as determined in good faith by a unanimous vote (excluding the Executive if he is then a member of the Board) of the Board at a meeting of the Board held for such purpose, and where the Executive and the Executive’s counsel had an opportunity (on at least 15 days prior notice) to be heard before the Board, the Executive’s:

(i)                                     conviction, plea of guilty or no contest to any felony;

(ii)                                  gross negligence or willful misconduct in the performance of the Executive’s duties;

(iii)                               drug addiction or habitual intoxication;

(iv)                              commission of fraud, embezzlement, misappropriation of funds, breach of fiduciary duty, material violation of law or a material act of dishonesty against the Company, in each case that the Board determines was willful;

(v)                                 material and continued breach of this Agreement, after notice for substantial performance is delivered by the Company in writing that identifies in reasonable detail the manner in which the Company believes the Executive is in breach of this Agreement;

(vi)                              willful material breach of Company policy or code of conduct; or

(vii)                           willful and continued failure to substantially perform his duties hereunder (other than such failure resulting from the Executive’s incapacity due to physical or mental illness);

provided, however, that in each case the Company shall provide the Executive with written notice that an event constituting Cause has occurred (such notice to be provided within sixty (60) days of the initial occurrence of such event) and specifying the details of such event.  With respect to any events described under Sections 3(b)(ii),(v),(vi) or (vii) above, the Executive shall be given thirty (30) days from his receipt of written notice to cure such events.  If the Executive cures an event during such period that would otherwise constitute Cause, then the Company will have no right to terminate the Executive’s employment for Cause. For purposes of this provision, no act or omission on the part of the Executive shall be considered “willful” unless it is done or omitted not in good faith or without reasonable belief that the act or omission was in the best interests of the Company.  Any act or omission by the Executive based upon a resolution duly adopted by the Board or advice of counsel for the Company shall be conclusively presumed to have been done or omitted in good faith and in the best interests of the Company.  This Section 3(b) shall not prevent the Executive from challenging whether the Board acted in good faith in determining that Cause exists or that the Executive has failed to cure any act (or failure to act) that purportedly formed the basis for the Board’s determination in accordance with the procedures set forth in Section 10.  In addition, and for the avoidance of doubt, the burden of proof regarding the existence of Cause shall be on the Company.

(c)                                  Good Reason.  The Executive may terminate the Executive’s employment during the Employment Period for Good Reason.  For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following events without the Executive’s written consent:

(i)                                     a material diminution in the Executive’s base compensation;

(ii)                                  a material diminution in the Executive’s authority, duties or responsibilities;

(iii)                               the Executive no longer reports directly to the Board;

(iv)                              the failure by the Company to obtain stockholder approval of the Future Warrant Agreement or, if the requisite stockholder approval has been obtained, the refusal by the Company to enter into the Future Warrant Agreement with the Executive;

(v)                                 any other action or inaction that constitutes a material breach by the Company of this Agreement; or

(vi)                              any requirement that the Executive relocate or maintain his Principal Location more than fifty (50) miles from Dallas, Texas.

provided, however, that in each case the Executive must provide the Company with written notice that an that an event constituting Good Reason has occurred (such notice to be provided within sixty (60) days of the initial occurrence of such event) and specifying the details of such event.  With respect to any events described under Section 3(c)(i), (ii), (iv), (v) or (vi) above, the Company shall be given thirty (30) days from its receipt of written notice to cure such events.  If the Company cures an event during such period that would otherwise constitute Good Reason, then the Executive will have no right to terminate his employment for Good Reason.  Following the occurrence of a Change in Control (as defined below), any claim by the Executive that Good Reason exists shall be presumed to be valid and correct unless an AAA arbitrator determines, in accordance with Section 10, that the Company has established by clear and convincing evidence that Good Reason does not exist.  A termination of the Executive’s employment for Good Reason in accordance with this Section 3(c) is intended to be treated as an involuntary separation from service for purposes of Section 409A of the Code.

(d)                                 Without Cause.  Subject to the provisions of this Agreement, the Company shall have the right to terminate the Executive’s employment hereunder without Cause by providing the Executive with sixty (60) days’ prior written Notice of Termination, and such termination shall not in and of itself be, nor shall it be deemed to be, a breach of this Agreement.

(e)                                  Without Good Reason.  The Executive will have the right to voluntarily terminate his employment hereunder without Good Reason by providing the Company with sixty (60) days’ prior written Notice of Termination, and such voluntary termination shall not in and of itself be, nor shall it be deemed to be, a breach of this Agreement.

(f)                                   Notice of Termination.  Any termination by the Company or by the Executive shall be communicated by providing Notice of Termination to the other party hereto given in accordance with Section 12(b).  For purposes of this Agreement, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated, and (iii) the contemplated date of termination.

4.                                      Obligations of the Company upon Termination.

(a)                                 Non-Change in Control Termination (Other than Non-Renewal).  If (1) during the Employment Period, the Company shall terminate the Executive’s employment without Cause (and other than upon the Executive’s death or Permanent Disability) or (2) during the Employment Period, the Executive shall terminate his employment for Good Reason,  the Company shall have no further obligations to the Executive except as follows:

(i)                                     the Company shall pay or provide the Executive, to the extent not theretofore paid, as soon as practicable after the date of termination (but in no event later than 60 days after the date of termination):  (A) accrued Annual Base Salary and vacation pay through the date of termination;  (B) any reimbursement to which the Executive is entitled pursuant to Company policy, but which was not reimbursed prior to the date of termination; and (C) any other earned but unpaid outstanding compensatory arrangements ((A), (B) and (C)), together, the “Accrued Benefits”);

(ii)                                  if the Code Section 162(m) performance goal is achieved for the calendar year in which the Executive’s employment is terminated, the Company shall pay the Executive at the normally scheduled time an amount equal to the product of (x) the Target Bonus Amount multiplied by (y) a fraction, the numerator of which is the number of days of during such calendar year that the Executive was employed by the Company and the denominator of which is 365 (the “Prorated Bonus”);

(iii)                               the Company shall pay the Executive, on the 60th day following the date of termination, a lump sum amount equal to the product of one times (1x) the sum of (A) the Annual Base Salary (which shall be the Annual Base Salary prior to any reduction if the termination is for Good Reason because of a reduction in the Annual Base Salary) plus (B) the Target Bonus Amount; and

(iv)                              all outstanding equity compensation awards that vest based on the achievement of performance metrics and that are subject to forfeiture on the date of termination shall remain outstanding and continue to vest in accordance with the terms and conditions of the grant of the applicable equity award as if Executive’s employment had continued through the date on which the performance metrics are measured (and the Company shall take any action that is necessary to ensure that such equity awards remain outstanding under the Incentive Plan), and at such time such equity awards shall either be vested or forfeited based on the achievement of the applicable performance metrics (the “Continued Eligibility for Vesting”).

The amounts payable or to be provided under this Section 4(a) shall be in lieu of any amounts that would otherwise be paid or provided under Section 4(b), Section 4(c) and Section 4(d).

(b)                                 Non-Renewal.  If the Executive’s employment is terminated based on the Company electing to not renew or extend the Employment Period on the tenth (10th) anniversary, or any subsequent anniversary, of the Effective Date, the Company shall have no further obligations to the Executive except as follows:

(i)                                     the Accrued Benefits;

(ii)                                  if the Code Section 162(m) performance goal is achieved for the calendar year in which the Executive’s employment is terminated, the Prorated Bonus; and

(iii)                               the Continued Eligibility for Vesting.

The amounts payable or to be provided under this Section 4(b) shall be in lieu of any amounts that would otherwise be paid or provided under Section 4(a), Section 4(c) and Section 4(d).

(c)                                  Termination Because of Death or Permanent Disability.  If, during the Employment Period, the Executive’s employment terminates because the Executive dies or as a result of Permanent Disability, the Company shall have no further obligations to the Executive except as follows:

(i)                                     the Accrued Benefits;

(ii)                                  the Company shall pay the Executive, on the 60th day following the date of termination, an amount equal to the product of (x) the Target Bonus Amount multiplied by (y) a fraction, the numerator of which is the number of days of during such calendar year that the Executive was employed by the Company and the denominator of which is 365 (the “Prorated Target Bonus”); and

(iii)                               the Continued Eligibility for Vesting.

The amounts payable or to be provided under this Section 4(c) shall be in lieu of any amounts that would otherwise be paid or provided under Section 4(a), Section 4(b) and Section 4(d).

(d)                                 Change in Control Termination.  If, during the Employment Period, the Company shall terminate the Executive’s employment without Cause (and other than upon the Executive’s death or Permanent Disability), or if the Executive shall terminate his employment for Good Reason, in either case, in connection with, or within twelve (12) months following, a Change in Control (any such termination of employment, a “Change in Control Termination”), the Company shall have no further obligations to the Executive except as follows:

(i)                                     the Accrued Benefits;

(ii)                                  the Prorated Target Bonus;

(iii)                               the Company shall pay the Executive, on the 60th day following the date of termination, a lump sum amount equal to the product of one times (1x) the sum of (A) the Annual Base Salary (which shall be the Annual Base Salary prior to any reduction if the termination is for Good Reason because of a reduction in the Annual Base Salary) plus (B) the Target Bonus Amount; and

(iv)                              all outstanding equity compensation awards, if any, that are subject to forfeiture on the date of termination shall fully and immediately vest and become non-forfeitable, with any awards that vest based on the achievement of performance metrics vesting at the greater of (1) one hundred percent (100%) of the number of shares of Common Stock granted pursuant to each such award, or (2) the performance level achieved as of the date of termination.

The amounts payable or to be provided under this Section 4(d) shall be in lieu of any amounts that would otherwise be paid or provided under Section 4(a), Section 4(b) and Section 4(c).

(e)                                  Condition.  The Company shall not be required to make the payments and provide the benefits specified in Sections 4(a)(ii), 4(a)(iii), 4(a)(iv), 4(b)(ii), 4(b)(iii), 4(c)(ii), 4(c)(iii), 4(d)(ii), 4(d)(iii) or 4(d)(iv) hereof unless, prior to payment, the parties hereto (or the Executive’s estate in the event of Executive’s death) have entered into a release substantially in the form attached hereto as Exhibit B (for which the applicable seven-day revocation period has expired), prior to the 60th day following the date of termination, under which the Executive releases the Company, its Affiliates and their officers, directors and employees from all liability (other than the payments and benefits under this Agreement); provided, that if the time period for executing and returning the release begins in one taxable year and ends in a second taxable year, any payments shall not commence until the second taxable year.  In the event that such release is not executed and delivered to the Company in accordance with this Section 4(e) prior to the 60th day following the date of termination (with the applicable seven-day revocation period having expired), the Executive shall forfeit the payments and benefits specified in Sections 4(a)(ii), 4(a)(iii), 4(a)(iv), 4(b)(ii), 4(b)(iii), 4(c)(ii), 4(c)(iii), 4(d)(ii), 4(d)(iii) or 4(d)(iv) hereof, as applicable.

(f)                                         Resignation from Certain Directorships.  Following the Employment Period or the termination of the Executive’s employment for any reason, if and to the extent requested by the Board, the Executive agrees to resign from the Board, all fiduciary positions (including as trustee) and from all other offices and positions he holds with the Company and any of its Affiliates; provided, however, that if the Executive refuses to tender his resignation after the Board has made such request, then the Board shall be empowered to tender the Executive’s resignation from such offices and positions.

5.                                      Change in Control.

(a)                                       For purposes of this Agreement, “Change in Control” means the occurrence of any of the following events:

(i)                                     A “change in the ownership of the Company” which shall occur on the date that any one person, or more than one person acting as a group acquires ownership of stock in the Company that, together with stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of the Company; however, if any one person or more than one person acting as a group, is considered to own more than 50% of the total fair market value or total voting power of the stock of the Company, the acquisition of additional stock by the same person or persons will not be considered a “change in the ownership of the Company” (or to cause a “change in the effective control of the Company” within the meaning of Section 5(a)(ii) below) and an increase of the effective percentage of stock owned by any one person, or persons acting as a group, as a result of a transaction in which the Company acquires its stock in exchange for property will be treated as an acquisition of stock for purposes of this paragraph; provided further, however, that for purposes of this Section 5(a)(i), the following acquisitions shall not constitute a Change in Control:  (A) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any entity controlled by the Company, or (B) any acquisition by investors (immediately prior to such acquisition) in the Company for financing purposes, as determined by the Board in its sole discretion.  This Section 5(a)(i)

applies only when there is a transfer of the stock of the Company (or issuance of stock) and stock in the Company remains outstanding after the transaction.

(ii)                                  A “change in the effective control of the Company” which shall occur on the date that either (A) any one person, or more than one person acting as a group acquires (or has acquired during the twelve-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Company possessing 35% or more of the total voting power of the stock of the Company, except for (1) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any entity controlled by the Company or (2) any acquisition by investors (immediately prior to such acquisition) in the Company for financing purposes, as determined by the Board in its sole discretion; or (B) a majority of the members of the Board are replaced during any twelve-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election.  For purposes of a “change in the effective control of the Company,” if any one person, or more than one person acting as a group, is considered to effectively control the Company within the meaning of this Section 5(a)(ii), the acquisition of additional control of the Company by the same person or persons is not considered a “change in the effective control of the Company,” or to cause a “change in the ownership of the Company” within the meaning of Section 5(a)(i) above.

(iii)                               The occurrence of any of the transactions contemplated by Section 5(a)(i) or 5(a)(ii) above in connection with which the stock of the Company ceases to be publicly traded on a national securities exchange.

(iv)                              A “change in the ownership of a substantial portion of the Company’s assets” which shall occur on the date that any one person, or more than one person acting as a group acquires (or has acquired during the twelve-month period ending on the date of the most recent acquisition by such person or persons) assets of the Company that have a total gross fair market value equal to or more than 60% of the total gross fair market value of all the assets of the Company immediately prior to such acquisition or acquisitions; provided that the proceeds of such acquisition or acquisitions are distributed to the shareholders of the Company in connection with such acquisition or acquisitions.  For this purpose, gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.  Any transfer of assets to an entity that is controlled by the shareholders of the Company immediately after the transfer, as provided in guidance issued pursuant to Section 409A of the Code, shall not constitute a Change in Control.

(v)                                 For purposes of this Section 5(a), the provisions of Section 318(a) of the Code regarding the constructive ownership of stock will apply to determine stock ownership; provided, that stock underlying unvested options (including options exercisable for stock that is not substantially vested) will not be treated as owned by the individual who holds the option.  In addition, for purposes of this Section 5(a), “Company” includes (A) the Company and (B) an entity that is a stockholder owning more than 50% of the total fair market value and total voting power (a “Majority Shareholder”) of the Company, or any entity in a chain of entities in which each entity is a Majority Shareholder of another entity in the chain, ending in the Company.

6.                                      No Mitigation.  In no event shall the Executive be obligated to seek or obtain other employment after the date of termination, or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement, and such amounts shall not be reduced, whether or not the Executive obtains other employment.  The Company may offset any amounts that it owes to the Executive by any amounts that the Executive owes to the Company or its Affiliates; provided that, in no event, shall any payment under this Agreement that constitutes “nonqualified deferred compensation” for purposes of Section 409A of the Code be subject to offset by any amount unless such offset is expressly permitted under Section 409A of the Code.

7.                                      Potential Reductions.

(a)                                       Notwithstanding any other provisions in this Agreement, in the event that any payment or benefit received or to be received by the Executive (including, without limitation, any payment or benefit received in connection with a Change in Control or the termination of the Executive’s employment, whether pursuant to the terms of this Agreement or any other plan, program, arrangement or agreement) (all such payments and benefits, together, the “Total Payments”) would be subject (in whole or part), to any excise tax imposed under Section 4999 of the Code, or any successor provision thereto (the “Excise Tax”), then, after taking into account any reduction in the Total Payments provided by reason of Section 280G of the Code in such other plan, program, arrangement or agreement, the Company will reduce the Executive’s payments and/or benefits under this Agreement, to the extent necessary so that no portion of the Total Payments is subject to the Excise Tax (but in no event to less than zero), in the following order:  (i) any cash severance amount, as described in Sections 4(d)(ii) and 4(d)(iii); and (ii) any acceleration of outstanding equity compensation, as described in Section 4(d)(iv) hereof (the payments and benefits set forth in clauses (i) through (ii) of this Section 7(a), together, the “Potential Payments”); provided, however, that the Potential Payments shall only be reduced if (A) the net amount of such Total Payments, as so reduced (and after subtracting the net amount of federal, state and local income taxes on such reduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such reduced Total Payments), is greater than or equal to (B) the net amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state and local income taxes on such Total Payments and the amount of Excise Tax to which the Executive would be subject in respect of such unreduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such unreduced Total Payments.  For purposes of determining whether and the extent to which the Total Payments will be subject to the Excise Tax:  (i) no portion of the Total Payments the receipt or enjoyment of which the Executive shall have waived at such time and in such manner as not to constitute a “payment” within the meaning of Section 280G(b) of the Code shall be taken into account; (ii) no portion of the Total Payments shall be taken into account which does not constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code (including, without limitation, by reason of Section 280G(b)(4)(A) of the Code) and, in calculating the Excise Tax, no portion of such Total Payments shall be taken into account which constitutes reasonable compensation for services actually rendered, within the meaning of Section 280G(b)(4)(B) of the Code, in excess of the “base amount” (as set forth in Section 280G(b)(3) of the Code) that is allocable to such reasonable compensation; and (iii) the value of any non-cash benefit or any deferred payment or benefit included in the Total Payments shall be determined by in accordance with the principles of Sections 280G(d)(3) and (4) of the Code.

(b)                                       All determinations required to be made under this Section 7, including whether an Excise Tax would otherwise be imposed, whether the Total Payments shall be reduced, the amount of any such reduction and the assumptions to be utilized in arriving at such determinations not expressly provided for herein, shall be made by an independent, nationally recognized accounting firm or compensation consulting firm mutually acceptable to the Company and Executive (the “Determination Firm”) which shall provide detailed supporting calculations both to the Company and Executive within 15 business days of the receipt of notice from the Company that a payment is due to be made hereunder, or such earlier time as is requested by the Executive.  All reasonable fees and expenses of the Determination Firm shall be borne solely by the Company.  Any determination by the Determination Firm shall be binding upon the Company and Executive, absent manifest error.  As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Determination Firm hereunder, it is possible that payments which Executive was entitled to, but did not receive as a result of application of Section 7, could have been made without the imposition of the Excise Tax (“Underpayment”), consistent with the calculations required to be made hereunder.  In such event, the Determination Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of Executive but no later than March 15 of the year after the year in which the Underpayment is determined to exist, which is when the legally binding right to such Underpayment arises.

(c)                                        The fact that the Executive’s right to payments or benefits may be reduced by reason of the limitations contained in this Section 7 shall not of itself limit or otherwise affect any other rights of the Executive under this Agreement.

8.                                      Restrictive Covenants.

(a)                                       Non-Solicit.  During the Employment Period, and for a twelve (12) month period after the Executive’s employment is terminated for any reason, the Executive shall not (except in connection with the performance of his duties for the Company) in any manner, directly or indirectly (without the prior written consent of the Company) Solicit (as defined below) anyone who is then an employee or independent contractor of the Company or its Affiliates (or who was an employee or independent contractor of the Company or its Affiliates within the prior twelve (12) months to resign from the Company or its Affiliates or to apply for or accept employment with any other business or enterprise.  For purposes of this Agreement, “Solicit” means any direct or indirect communication of any kind, regardless of who initiates it, that in any way invites, advises, encourages or requests any person to take or refrain from taking any action.

(b)                                       Confidential Information.  The Executive hereby acknowledges that, as an employee of the Company, he will be making use of, acquiring and adding to confidential information of a special and unique nature and value relating to the Company and its Affiliates and their strategic plan and financial operations.  The Executive further recognizes and acknowledges that all confidential information is the exclusive property of the Company and its Affiliates, is material and confidential, and is critical to the successful conduct of the business of the Company and its Affiliates.  Accordingly, the Executive hereby covenants and agrees that he will use confidential information for the benefit of the Company and its Affiliates only and shall not at any time, directly or indirectly, during the term of this Agreement and thereafter divulge, reveal or communicate any confidential information to any person, firm, corporation or entity whatsoever, or use any confidential information for his own benefit or for the benefit of others.  Notwithstanding the foregoing, the Executive shall be authorized to disclose confidential information (i) as may be required by law or legal process after providing the Company with prior written notice and an opportunity to respond to such disclosure (unless such notice is prohibited by law), or (ii) with the prior written consent of the Company. Notwithstanding anything to the contrary in this Agreement, the Executive shall not be prohibited from: (i) filing and, as provided for under Section 21F of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) maintaining the confidentiality of a claim with a government agency that is responsible for enforcing a law; (ii) providing confidential information to the extent required by law or legal process or permitted by Section 21F of the Exchange Act; (iii) cooperating, participating or assisting in any government or regulatory entity investigation or proceeding; or (iv) receiving an award for information provided to any government agency that is responsible for enforcing the law.

(c)                                  Non-Competition.  During the Employment Period, and for a twelve (12) month period after the Executive’s employment is terminated for any reason, the Executive shall not directly or indirectly (whether for compensation or otherwise) own or hold any interest in, manage, operate, control, consult with, render services for, or in any manner participate in any business that is directly competitive with the business of the Company, either as a general or limited partner, proprietor, shareholder, officer, director, agent, employee, consultant, trustee, Affiliate or otherwise.  Nothing herein shall prohibit the Executive from being a passive owner of the outstanding securities of any publicly traded company engaged in the business of the Company; provided that the Executive does not take an “activist” role with respect to the operation or management of such public company during the restricted period.  For the avoidance of doubt, the Executive shall not be deemed to be competing with the business of the Company as a result of the Executive’s oversight of the Executive’s existing assets and the existing assets and business of TPMC, each as of the date hereof and as described in Section 2(a)(ii) hereof.  In addition to and without limiting the foregoing, during the Employment Period, the Executive shall present to, and seek consent from, the Compensation Committee before making any investment in any real estate business of any kind, consent shall not be unreasonably withheld or delayed.

(d)                                       Survival.  Any termination of the Executive’s employment or of this Agreement shall have no effect on the continuing operation of this Section 8.

(e)                                        Non-Disparagement.  During the Employment Period and thereafter, the Executive shall not, in any manner, directly or indirectly through another person or entity, knowingly make any false or any disparaging or derogatory statements about the Company, any of its Affiliates or any of their employees, officers or directors.  The Company, in turn, agrees that it will not make, in any authorized corporate communications to third parties, and it will direct the members of the Board, the Chief Executive Officer and other executive officers of the Company, not to in any manner, directly or indirectly through another person or entity, knowingly make any false or any disparaging or derogatory statements about the Executive; provided, however, that nothing herein shall prevent either party from giving truthful testimony or from otherwise making good faith statements in connection with legal investigations or other proceedings.

(f)                                         Enforcement.  If, at the time of enforcement of this Section 8, a court of competent jurisdiction holds that the restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area.  Because the Executive’s services are unique and because the Executive has access to confidential information, the parties hereto agree that money damages would be an inadequate remedy for any breach of this Section 8.  Therefore, in the event of a breach or threatened breach of this Agreement, the Company or its successors or assigns may, in addition to other rights and remedies existing in their favor, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce, or prevent any violations of, the provisions hereof.

9.                                      Successors.

(a)                                       This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives.

(b)                                       This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

(c)                                        The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.  Upon the occurrence of a Change in Control, the Company will similarly require the acquiring entity to assume the Company’s obligations under this Agreement.  As used in this Agreement, “Company” shall mean the Company as defined above and any successor to its business and/or assets (or the acquiring entity upon the occurrence of a Change in Control as described and defined above).

10.                               Disputes.

(a)                                       Jurisdiction and Choice of Forum.  Except as set forth in Section 8(f), all disputes directly or indirectly arising under or related to the employment of the Executive or the provisions of this Agreement shall be settled by final and binding arbitration under the rules of the American Arbitration Association (“AAA”) then in effect, such arbitration shall be held in Dallas, Texas, as the sole and exclusive remedy of the parties.  The arbitration shall be heard by one (1) AAA arbitrator who shall be selected by AAA.  The arbitrator shall have the authority to order expedited discovery and shall set a hearing within ninety (90) days following the arbitrator’s appointment as arbitrator by the AAA.  The arbitrator shall render an award and decision not later than thirty (30) days following the closing of arbitration hearing.  Judgment on any arbitration award may be entered in any court of competent jurisdiction.  The prevailing party in any arbitration hearing shall also be entitled to recover his/its costs and attorneys’ fees.

(b)                                       Governing Law.  This Agreement and any disputes, claims or defenses arising under it will be governed by and construed in accordance with the law of the State of Delaware applicable to contracts made and to be performed entirely within that State.

11.                               Section 409A of the Code.

(a)                                       Compliance.  The intent of the parties is that payments and benefits under this Agreement are either exempt from or comply with Section 409A of the Code (“Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to that end.  The parties acknowledge and agree that the interpretation of Section 409A and its application to the terms of this Agreement is uncertain and may be subject to change as additional guidance and interpretations become available.  In no event whatsoever shall the Company be liable for any tax, interest or penalties that may be imposed on the Executive by Section 409A or any damages for failing to comply with Section 409A.

(b)                                       Six Month Delay for Specified Employees.  If any payment, compensation or other benefit provided to the Executive in connection with his employment termination is determined, in whole or in part, to constitute “nonqualified deferred compensation” within the meaning of Section 409A and the Executive is a “specified employee” as defined in Section 409A, no part of such payments shall be paid before the day that is six months plus one day after the Executive’s date of termination or, if earlier, the Executive’s death (the “New Payment Date”).  The aggregate of any payments that otherwise would have been paid to the Executive during the period between the date of termination and the New Payment Date shall be paid to the Executive in a lump sum on such New Payment Date.  Thereafter, any payments that remain outstanding as of the day immediately following the New Payment Date shall be paid without delay over the time period originally scheduled, in accordance with the terms of this Agreement.

(c)                                        Termination as a Separation from Service.  A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits subject to Section 409A upon or following a termination of employment until such termination is also a “separation from service” within the meaning of Section 409A and for purposes of any such provision of this Agreement, references to a “resignation,” “termination,” “terminate,” “termination of employment” or like terms shall mean separation from service.

(d)                                       Payments for Reimbursements and In-Kind Benefits.  All reimbursements for costs and expenses under this Agreement shall be paid in no event later than the end of the calendar year following the calendar year in which the Executive incurs such expense.  With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (ii) the amount of expenses eligible for reimbursement or in-kind benefits provided during any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year.

(e)                                        Payments within Specified Number of Days.  Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within 30 days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company.

(f)                                         Installments as Separate Payment.  If under this Agreement, an amount is paid in two or more installments, for purposes of Section 409A, each installment shall be treated as a separate payment.

12.                               Miscellaneous.

(a)                                       Amendment.  This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

(b)                                       Notices.  Whenever any notice is required or permitted hereunder, such notice must be in writing and personally delivered, mailed by certified or registered mail, return receipt requested, or by email transmission.  The parties agree that any notices shall be given at the following addresses; provided that the parties may change, at any time and from time to time, by written notice to the other, the address which it or he had previously specified for receiving notices:

If to the Executive:

at the Executive’s primary residential address
as shown on the records of the Company

with a copy to:

Keith Clouse
Clouse Dunn LLP
1201 Elm Street, Suite 5200
Dallas, Texas 75270

If to the Company:

The Howard Hughes Corporation
One Galleria Tower
13355 Noel Road, Suite 950
Dallas, Texas 75240
Attention:  Office of the General Counsel

with a copy to:

William A. Ackman, Chairman of the Board
888 Seventh Avenue, 42nd Floor
New York, NY 10019

or to such other address as either party shall have furnished to the other in writing in accordance herewith.  Notice and communications shall be effective when actually received by the addressee.

(c)                                        Severability.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

(d)                                       Tax Withholding.  The Company may withhold from any amounts payable under this Agreement such federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

(e)                                        Compliance with Dodd-Frank.  All payments under this Agreement, if and to the extent they are subject to the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), shall be subject to any incentive compensation policy established from time to time by the Company to comply with the Dodd-Frank Act. The Executive acknowledges and agrees that the Company may from time to time establish incentive compensation policies that may apply to this Agreement and the awards contemplated hereunder.

(f)                                         No Waiver.  The Executive’s or the Company’s failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right the Executive or the Company may have hereunder, including, without limitation, the Company’s right to terminate the Executive for Cause pursuant to Section 3 (subject to Executive’s right to challenge such determination in accordance with the provisions set forth in Section 3), shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

(g)                                        No Strict Construction.  It is the parties’ intention that this Agreement not be construed more strictly with regard to the Executive or the Company.

(h)                                       Entire Agreement.  This Agreement shall supersede any other employment or severance agreement or similar arrangements between the parties, and shall supersede any prior understandings, agreements or representations by or among the parties, written or oral, whether in term sheets, presentations or otherwise, relating to the subject matter hereof.  In the event of any inconsistency or conflict between any terms, definitions or conditions of this Agreement and the terms, definitions or conditions of any other agreement (other than the New Warrant Agreement), the terms, definitions and conditions of this Agreement shall govern and control, except to the extent otherwise provided in the New Warrant Agreement, in which case, the terms of the New Warrant Agreement shall govern and control.

(i)                                           Counterparts.  This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

(j)                                          Section References; Captions.  Any reference to a “Section” herein is a reference to a section of this Agreement unless otherwise stated.  The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the Executive has hereunto set the Executive’s hand and, pursuant to the authorization from the Board or other duly authorized governing body, the Company has caused these presents to be executed in its name on its behalf, all as of the Effective Date.

EXECUTIVE

/s/ David R. Weinreb
David R. Weinreb

THE HOWARD HUGHES CORPORATION

By	/s/ R. Scot Sellers
R. Scot Sellers
Chairman of the Compensation Committee

[Signature Page to Employment Agreement]

EXHIBIT A

The Howard Hughes Corporation Restricted Stock Agreement

[See Attached]

EXECUTION VERSION

THE HOWARD HUGHES CORPORATION

RESTRICTED STOCK AGREEMENT

WHEREAS, David R. Weinreb (the “Grantee”) is an employee of The Howard Hughes Corporation (and its successors, the “Company”);

WHEREAS, the grant of Restricted Stock was authorized by the Compensation Committee of the Board (the “Compensation Committee”) on August 29, 2017;

WHEREAS, the date of grant is August 29, 2017 (“Date of Grant”); and

WHEREAS, pursuant to The Howard Hughes Corporation Amended and Restated 2010 Incentive Plan (the “Plan”), and subject to the terms and conditions thereof and the terms and conditions of this agreement (this “Agreement”), the Company has granted to Grantee as of the Date of Grant the right to receive 25,738 shares of common stock of the Company (the “Restricted Shares”).

NOW, THEREFORE, the Company and Grantee hereby agree as follows:

1.             Rights of Grantee.  The Restricted Shares subject to this grant shall be fully paid and nonassessable and shall be either:  (i) represented by certificates held in custody by the Company until all restrictions thereon have lapsed, together with a stock power or powers executed by Grantee in whose name such certificates are registered, endorsed in blank and covering such Restricted Shares; or (ii) held at the Company’s transfer agent in book entry form with appropriate restrictions relating to the transfer of such Restricted Shares, and endorsed with an appropriate legend referring to the restrictions hereinafter set forth.  Grantee shall have the right to vote the Restricted Shares.  Upon vesting of the Restricted Shares hereunder, the Grantee:  (x) shall receive cash dividends or cash distributions, if any, paid or made by the Company with respect to common shares after the Date of Grant and prior to the vesting of the Restricted Shares; and (y) shall receive any additional Restricted Shares that Grantee may become entitled to receive by virtue of a Restricted Share dividend, a merger or reorganization in which the Company is the surviving corporation or any other change in the capital structure of the Company.

2.             Restrictions on Transfer of Restricted Shares.  The Restricted Shares subject to this grant may not be assigned, exchanged, pledged, sold, transferred or otherwise disposed of by Grantee, except to the Company, until the Restricted Shares have become nonforfeitable in accordance with Sections 3, 4 and 5 hereof.  The Grantee’s rights with respect to such purported transfer in violation of the provisions of this Section 2 of this Agreement shall be null and void, and the purported transferee shall obtain no rights with respect to such Restricted Shares.

3.             Vesting of Restricted Shares.  Subject to the terms and conditions of Sections 4 and 5 of this Agreement, 100% of the Restricted Shares covered by this Agreement shall vest in accordance with the vesting schedule based on the total shareholder return as set forth on Exhibit A (the “Performance-based Vesting Schedule”).  Subject to the terms and conditions of Sections 4 and 5 of this Agreement, up to an additional 100% of the Restricted Shares covered by this Agreement (the “Additional Shares”) may be issued in accordance with the Performance-based Vesting Schedule.

4.             Forfeiture of Awards.  Except to the extent Grantee’s rights to receive the Restricted Shares and the Additional Shares (and, in each case, any dividends declared thereunder) covered by this Agreement have become nonforfeitable pursuant to Section 3 of this Agreement or pursuant to the Employment Agreement between the Company and the Grantee, dated August 29, 2017 (the “Employment Agreement”), Grantee’s rights to receive the Restricted Shares and the Additional Shares covered by this Agreement shall be forfeited automatically and without further notice on the date that Grantee ceases to be an employee of the Company or a Subsidiary.

5.             Death or Disability.  Notwithstanding Sections 3 and 4 of this Agreement, if the Grantee dies or suffers a Permanent Disability (as defined in the Employment Agreement) before the vesting of the Restricted Shares, then the Restricted Shares shall vest in accordance with the terms and conditions of the Employment Agreement.

6.             Compliance with Law.  The Company shall make reasonable efforts to comply with all applicable federal and state securities laws; provided, however, that notwithstanding any other provision of this Agreement, the Company shall not be obligated to issue any of the Restricted Shares covered by this Agreement if the issuance thereof would result in violation of any such law.

7.             Compliance with Section 409A of the Code.  To the extent applicable, it is intended that this Agreement and the Plan comply with the provisions of Section 409A of the Code, so that the income inclusion provisions of Section 409A(a)(1) of the Code do not apply to Grantee.  This Agreement and the Plan shall be administered in a manner consistent with this intent.  Reference to Section 409A of the Code is to Section 409A of the Internal Revenue Code of 1986, as amended, and will also include any proposed, temporary or final regulations, or any other guidance promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service.

8.             Amendments.  Any amendment to the Plan shall be deemed to be an amendment to this Agreement to the extent that the amendment is applicable hereto; provided, however, that no amendment shall adversely affect the rights of Grantee under this Agreement without Grantee’s consent; further, provided, that Grantee’s consent shall not be required to an amendment that is deemed necessary by the Company to ensure compliance with Section 409A of the Code or the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 or any regulations promulgated thereunder, including as a result of the implementation of any recoupment policy the Company adopts to comply with the requirements set forth in the Dodd-Frank Act.

9.             Severability.  In the event that one or more of the provisions of this Agreement shall be invalidated for any reason by a court of competent jurisdiction, any provision so invalidated shall be deemed to be separable from the other provisions hereof, and the remaining provisions hereof shall continue to be valid and fully enforceable.

2

10.          Relation to Plan.  This Agreement is subject to the terms and conditions of the Plan.  In the event of any inconsistency between the provisions of this Agreement and the Plan, the Plan shall govern.  Capitalized terms used herein without definition shall have the meanings assigned to them in the Plan.  The Compensation Committee acting pursuant to the Plan, as constituted from time to time, shall, except as expressly provided otherwise herein or in the Plan, have the right to determine any questions which arise in connection with the grant of Restricted Shares.

11.          Successors and Assigns.  Without limiting Section 2 hereof, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors, administrators, heirs, legal representatives and assigns of Grantee, and the successors and assigns of the Company.

12.          Governing Law.  This Agreement is made under, and shall be construed in accordance with, the internal substantive laws of the State of Delaware without giving effect to the principles of conflict of laws thereof.

[Remainder of Page Intentionally Left Blank, Signature Page to Follow]

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Executed in the name and on behalf of the Company, as of the 29th day of August, 2017.

THE HOWARD HUGHES CORPORATION

By:
Name:
Title:

The undersigned Grantee hereby acknowledges receipt of an executed original of this Agreement and accepts the right to receive the Restricted Shares or other securities covered hereby, subject to the terms and conditions of the Plan and the terms and conditions herein above set forth.

GRANTEE

By:
Name: David R. Weinreb
Date:

[Signature Page to Restricted Stock Agreement]

EXHIBIT A

PERFORMANCE-BASED VESTING SCHEDULE

Cumulative Compounded Annual Total Shareholder Return	Stock Price End	Vesting %
0.00% to 10.99%	$195.14 or below	0%
11.00% to 11.99%	$195.15	30%
12.00% to 12.99%	$204.10	60%
13.00% to 13.99%	$213.37	90%
14.00% to 14.99%	$222.98	120%
15.00% to 15.99%	$232.94	150%
16.00% to 16.99%	$243.24	160%
17.00% to 17.99%	$253.91	170%
18.00% to 18.99%	$264.95	180%
19.00% to 19.99%	$276.36	190%
20.00% +	$288.17	200%

The Restricted Shares shall vest on December 31, 2022, according to the schedule above; provided, that the Company achieves the corresponding cumulative compounded annual total shareholder return (“TSR”) target.  $115.81, the closing share price of the Company on August 29, 2017, shall be used as the beginning price for the purpose of calculating TSR.  The ending price for the purpose of calculating TSR shall be the volume weighted average share price of the Company for the last 30 trading days of 2022.  A TSR target is deemed satisfied if the TSR (calculated as described above) meets or exceeds such target.  If the “Stock Price End” amount is higher than the threshold “Stock Price End” amount, but less than the “Stock Price End” amount for the next highest threshold, then, in this instance, the percentage of the Award that vests shall be interpolated between the two thresholds.  For example, if your Award was for 1,000 Restricted Shares and on December 31, 2022 the “Stock End Price” was $227.96 (i.e., mid-way between $222.98 and $232.94), then, in this instance, you would be entitled to 1,350 fully vested Shares (135% of 1,000 Restricted Shares).  Share price shall be based on the daily closing price of the Company’s common stock as reported in the consolidated transaction reporting system and shall be rounded to nearest whole cent.

A-1

The Compensation Committee may make adjustments to the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events, including without limitation, stock splits, stock dividends, spinoffs or other similar events, or as a result of changes in applicable laws, regulations or accounting principles, to prevent dilution or enlargement of the benefits or increase in intended benefits or potential intended benefits provided by an Award; provided, that such adjustments shall be consistent with the requirements of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) with regard to Awards subject to Section 162(m) of the Code.

The term “Award” shall have the meaning set forth in The Howard Hughes Corporation 2010 Amended and Restated Incentive Plan.  All other capitalized terms used herein without definition shall have the meanings assigned to them in the Restricted Stock Agreement to which this Exhibit A is attached.

A-2

EXHIBIT B

WAIVER AND RELEASE AGREEMENT

This Waiver and Release Agreement (hereinafter “Release”) is entered into among David R. Weinreb (hereinafter “Executive”) and The Howard Hughes Corporation, a Delaware corporation (the “Company”).

The parties previously entered into an employment agreement dated August 29, 2017 (the “Employment Agreement”), pursuant to which Executive is entitled to certain payments and benefits upon termination of employment subject to the execution and nonrevocation of this Release. Executive has had a termination of employment pursuant to the Employment Agreement.

NOW THEREFORE, in consideration of certain payments and benefits under the Employment Agreement, Executive and the Company agree as follows:

1.             Executive expressly waives and releases the Company, its affiliates and related entities, parent corporations and subsidiaries, and all current and former directors, administrators, supervisors, managers, agents, officers, partners, stockholders, attorneys, insurers and employees of the Company and its affiliates, related entities, parent corporations and subsidiaries, and their successors and assigns (the “Company Released Entities”), from any and all claims, actions and causes of action, at law or in equity, known or unknown, including, without limitation, those directly or indirectly relating to or connected with Executive’s employment with the Company or termination of such employment, including but not limited to any and all claims under the Texas Commission on Human Rights Act, the Texas Payday Act, the Employee Retirement Income Security Act of 1974, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, as such Acts have been amended, and all other forms of employment discrimination whether under federal, state or local statute or ordinance, wrongful termination, retaliatory discharge, breach of express, implied, or oral contract, interference with contractual relations, defamation, intentional infliction of emotional distress and any other tort or contract claim under common law of any state or for attorneys’ fees, based on any act, transaction, circumstance or event arising up to and including the date of Executive’s execution of this Release; provided, however, that (i) nothing herein shall limit or impede Executive’s right to file or pursue an administrative charge with, or participate in, any investigation before the Equal Employment Opportunity Commission, or any similar local, state or federal agency, or to file a claim for unemployment compensation benefits, and/or any causes of action which by law Executive may not legally waive, (ii) Executive does not release the Company Released Entities from any rights and/or claims (a) Executive may have that arise after the date Executive signs this Release, (b) that by law cannot be waived by private agreement, (c) to enforce the Employment Agreement in accordance with its terms (including the severance provisions set forth in the Employment Agreement), subject to the terms of this Release or (d) to enforce this Release.  Executive agrees, however, that if Executive or anyone acting on Executive’s behalf, brings any action concerning or related to any cause of action or liability released in this Release, Executive waives any right to, and will not accept, any payments, monies, damages, or other relief, awarded in connection therewith. Notwithstanding anything to the contrary in this Release, Executive shall not be prohibited from: (i) filing and, as provided for under Section 21F of the Securities Exchange Act of 1934, maintaining the confidentiality of a claim with a government agency that is responsible for enforcing a law; (ii) providing confidential information to the extent required by law or legal process or permitted by Section 21F of the Securities Exchange Act of 1934; (iii) cooperating, participating or assisting in any government or regulatory entity investigation or proceeding; or (iv) receiving an award for information provided to any government agency that is responsible for enforcing the law. The Company expressly waives and releases Executive from any and all claims, actions and causes of action, at law or in equity, known or unknown, arising prior to the Effective Date; provided, however, the Company does not release Executive from any of the following rights and/or claims:  (i) any rights and/or claims the Company may have that arise after the date Executive signs this Release; (ii) any rights and/or claims that by law cannot be waived by private agreement; (iii) any rights and/or claims which are based upon any acts or omissions of Executive that involve fraud or arising out of acts that constitute a violation of criminal laws; (iv) any rights and/or claims to enforce the Employment Agreement in accordance with its terms (including the restrictive covenants set forth in the Employment Agreement), subject to the terms of this Release; or (v) any rights and/or claims to enforce this Release.

2.             Executive acknowledges:  (a) that Executive has been advised in writing hereby to consult with an attorney before signing this Release, and (b) that Executive has had at least twenty-one (21) days after receipt of this information and Release to consider whether to accept or reject this Release.  Executive understands that Executive may sign this Release prior to the end of such twenty-one (21) day period, but is not required to do so.  In addition, Executive has seven (7) days after Executive signs this Release to revoke it.  Such revocation must be in writing and delivered either by hand or mailed and postmarked within the seven (7) day revocation period.  If sent by mail, it is requested that it be sent by certified mail, return receipt requested to the Company, in care of the office of the General Counsel.  If Executive revokes this Release as provided herein, it shall be null and void.  If Executive does not revoke this Release within seven (7) days after signing it, this Release shall become enforceable and effective on the eighth (8th) day after the Executive signs this Release (the “Effective Date”).

3.             Executive and the Company agree that neither this Release nor the performance hereunder constitutes an admission by the Company or any of its affiliates of any violation of any federal, state or local law, regulation, or common law, or any breach of any contract or any other wrongdoing of any type.

4.             This Release shall be construed and enforced pursuant to the laws of the State of Delaware as to substance and procedure, including all questions of conflicts of laws.

5.             This Release constitutes the entire agreement between the parties concerning the subject matter hereof and supersedes all prior and contemporaneous agreements, if any, between the parties relating to the subject matter thereof; provided that this Release does not apply to:  (a) any claims under employee benefit plans subject to the Employee Retirement Income Security Act of 1974 in accordance with the terms of the applicable employee benefit plan, or any option agreement or other agreement pursuant to which Executive may exercise rights after termination of employment to acquire stock or other equity of the Company, (b) any claim under or based on a breach of this Release or Sections 4 or 8 of the Employment Agreement after the date that Executive signs this Release; (c) rights or claims that may arise under the Age Discrimination in Employment Act or otherwise after the date that Executive signs this Release; or (d) any right to indemnification or directors and officers liability insurance coverage to with Executive is otherwise entitled in accordance with the Employment Agreement.

6.             EXECUTIVE ACKNOWLEDGES THAT EXECUTIVE HAS FULLY READ AND FULLY UNDERSTANDS THIS RELEASE; AND THAT EXECUTIVE ENTERED INTO IT FREELY AND VOLUNTARILY AND WITHOUT COERCION OR PROMISES NOT CONTAINED IN THIS RELEASE.

EXECUTIVE

David R. Weinreb

THE HOWARD HUGHES CORPORATION

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